Exhibit 10.1

ENDOCYTE, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between __________________________ (“Employee”) and Endocyte, Inc., a Delaware corporation (the “Company”), effective as of _____________ __, 2015 (the “Effective Date”).

RECITALS

1.    It is possible that the Company could terminate Employee’s employment with the Company and it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.     The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his/her employment and to motivate Employee to maximize the value of the Company for the benefit of its stockholders.

3.     The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment and with certain additional benefits upon a Change in Control. These benefits will provide Employee with enhanced financial security, incentive and encouragement to remain with the Company.

4.     Employee and the Company are parties to a prior Change in Control and Severance Agreement, dated as of __________ __, 201_ (the “Prior Agreement”), and Employee and the Company desire to supersede and replace the Prior Agreement in its entirety with this Agreement.

5.     Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.     This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control. If Employee becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.     At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, and, accordingly, Employee’s employment may be terminated by either the Company or Employee at any time for any reason, with or without cause.

3.     Severance Benefits.

(a)     Termination Without Cause or Other than Death or Disability, or Resignation for Good Reason Prior to a Change in Control or After Twelve Months Following a Change in Control. If the Company terminates Employee’s employment with the Company for a reason other than Cause or Employee’s death or Disability, or if Employee resigns for Good Reason, and such termination occurs prior to a Change in Control or after twelve (12) months following a Change in Control, then, in each case subject to Section 4, Employee will receive the following severance benefits from the Company:

(i)     Severance Payment. The Company will pay Employee a lump sum payment in an amount equal to _____________ percent (___%) of Employee’s base salary, as in effect immediately prior to Employee’s termination of employment (unless such termination occurs as a result of clause (ii) of the definition of “Good Reason” under Section 7(f) below, in which case the amount will be equal to Employee’s base salary as in effect immediately prior to such reduction), less applicable withholdings, payable within thirty (30) days following the date of Employee’s termination of employment.

(ii)     Equity. The unvested portion of Employee’s then outstanding equity awards (the “Awards”) covering shares of the Company’s common stock that otherwise would have vested over a _________ (__) month period following such termination pursuant to the vesting schedule set forth in the award agreement will immediately vest, and (A) if the Awards are stock options, be able to be exercised by Employee only if and when the Release becomes effective and irrevocable, and (B) if the Awards are restricted stock units, be settled and paid only if and when the Release becomes effective and irrevocable, subject to Section 409A.

If, however, an Award is to vest, and/or the amount of the Award to vest, is to be determined, in part or in whole, based on the achievement of performance criteria, then the Award will vest as to the amount of the Award that would have vested had Employee remained employed through such ________ (__) month period subject to the determination of the achievement of the performance criteria (with the amount of the Award vesting based upon the extent to which the performance criteria was so determined to have been achieved). The settlement of any Awards that vest pursuant to the preceding sentence shall take place at the time of the determination as to what extent the performance criteria for the performance period have been achieved or, if later, the date on which the Release becomes effective and irrevocable, subject to Section 409A.

The Awards will remain exercisable, to the extent applicable, following Employee’s termination for the period prescribed in the respective equity plan and agreement for each Award.

(iii)     Special Monthly Severance Payment. For each full calendar month during the period beginning on Employee's employment termination date and ending on the earlier of (A) the ________ (__) month anniversary of Employee's employment termination date, or (B) the date on which Employee becomes eligible for group health insurance coverage with a new employer, the Company will pay Employee a monthly severance amount equal to One Hundred Forty percent (140%) of the COBRA Premium Rate, less all applicable payroll tax withholdings.

(b) Termination without Cause or Resignation for Good Reason Within Twelve Months Following a Change in Control. If within twelve (12) months following a Change in Control, the Company terminates Employee’s employment with the Company for a reason other than Cause or Employee’s death or Disability or Employee resigns for Good Reason, then, in each case subject to Section 4, Employee will receive the following severance from the Company:

(i)     Base Salary Severance. Employee will receive a lump sum severance payment equal to ___________ percent (____%) of Employee’s base salary as in effect immediately prior to Employee’s termination of employment (unless the termination occurs as a result of clause (ii) of the definition of “Good Reason” under Section 7(f) below, in which case the amount will be equal to Employee’s annual base salary in effect prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control, less applicable withholdings, payable within thirty (30) days following the date of Employee’s termination of employment.

(ii)     Bonus Severance. Employee will receive a lump sum severance payment equal to ____________ percent (___%) of Employee’s target bonus as in effect for the fiscal year in which Employee’s termination of employment occurs or, if greater, for the fiscal year in which the Change in Control occurs, less applicable withholdings, payable within thirty (30) days following the date of Employee’s termination of employment.

(iii)     Equity. One hundred percent (100%) of the unvested portion of the Awards will immediately vest and, if applicable, become exercisable as of the date of such termination.

If, however, an Award is to vest and/or the amount of the Award to vest is to be determined based, in part or in whole, on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the unvested portion of the Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

The Awards will remain exercisable, to the extent applicable, following Employee’s termination for the period prescribed in the respective equity plan and agreement for each Award.

(iv)     Special Monthly Severance Payment. For each full calendar month during the period beginning on Employee's employment termination date and ending on the earlier of (A) the ________ (__) month anniversary of Employee's employment termination date, or (B) the date on which Employee becomes eligible for group health insurance coverage with a new employer, the Company will pay Employee a monthly severance amount equal to One Hundred Forty percent (140%) of the COBRA Premium Rate, less all applicable payroll tax withholdings.

(c)     Voluntary Resignation Without Good Reason; Termination for Cause; Death or Disability. If Employee’s employment with the Company terminates voluntarily by Employee (except upon resignation for Good Reason), for Cause by the Company or due to Employee’s death or Disability, then (i) all vesting will terminate immediately with respect to Employee’s outstanding Awards, (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned), and (iii) Employee will only be eligible for severance benefits in accordance with the Company’s written severance plan applicable to employees of the Company generally, if any, as then in effect.

(d)      Exclusive Remedy. In the event of a termination of Employee’s employment as set forth in Sections 3(a) and 3(b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Employee otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4.      Conditions to Receipt of Severance.

(a)      Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Employee signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Employee’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i)      In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Employee’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 3 of this Agreement that would be considered Deferred Payments (as defined in Section 4(d) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 4(a)(ii), or (C) such time as required by Section 4(d).

(ii)      No severance payments and benefits under Section 3 of this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Employee’s termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b)      Restrictive Covenants. Employee’s receipt of any payments or benefits under Section 3 will be subject to Employee's full compliance with the covenants and terms of Section 6 of this Agreement. If Employee breaches any of the covenants or terms of Section 6 of this Agreement, (i) Employee will have forfeited Employee's right to receive, and the Company will have no further obligation to pay or provide, any severance payments or other benefits under this Agreement and (ii) Employee will be obligated to pay to the Company an amount equal to the amount of any severance compensation received by Employee under Section 3 of this Agreement, with such amount being due and payable immediately upon the Company making written demand on Employee for such payment; provided, however, that Employee will, in any event, be entitled to receive or retain Five Hundred Dollars ($500.00) of the severance compensation. The Company and Employee acknowledge and agree that such forfeiture and claw back are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Employee's breach of any covenant or term of Section 6 of this Agreement.

(c)      Confidential Information and Invention Assignment Agreements. Employee’s receipt of any payments or benefits under Section 3 will be subject to Employee's full compliance with the terms of any confidential information, non-disclosure and/or invention assignment agreement(s) executed by Employee in favor of the Company and the provisions of this Agreement. If Employee breaches any confidential information, non-disclosure and/or invention assignment agreement executed by Employee in favor of the Company and/or the provisions of this Agreement, (i) Employee will have forfeited Employee's right to receive, and the Company will have no further obligation to pay or provide, any severance payments or other benefits under this Agreement and (ii) Employee will be obligated to pay to the Company an amount equal to the amount of any severance compensation received by Employee under Section 3 of this Agreement, with such amount being due and payable immediately upon the Company making written demand on Employee for such payment; provided, however, that Employee will, in any event, be entitled to receive or retain Five Hundred Dollars ($500.00) of the severance compensation. The Company and Employee acknowledge and agree that such forfeiture and claw back are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Employee's breach of any confidential information, non-disclosure and/or invention assignment agreement executed by Employee in favor of the Company and the provisions of this Agreement.

(d)      Section 409A.

(i)      Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Employee has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(ii)      Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service but prior to the six (6) month anniversary of Employee’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)      Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(iv)     The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Employee and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as result of Section 409A.

5.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 3 will be either:

(a)     delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), and (iii) cancellation of accelerated vesting of equity awards. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse chronological order of the date of grant of Employee’s equity awards.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.      Restrictive Covenants. The parties acknowledge that in connection with Employee's employment with the Company, Employee has provided and will continue to provide key services that are of a unique and special value and that Employee has been and will continue to be entrusted with confidential and proprietary information concerning the Company and its affiliates. The parties further acknowledge that the Company is engaged in a highly competitive business and that the Company expends substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships, employee relationships and goodwill, and Employee will benefit from these efforts. Therefore, as an essential part of this Agreement, the parties agree and covenant to comply with the following restrictive covenants.

(a)      Non-Competition. During the Restricted Time Period, Employee shall not, directly or indirectly, engage in (including without limitation being employed by, working for, rendering services to or for the benefit of, or advising) a Competitive Business in any Prohibited Capacity anywhere in the world if in such Prohibited Capacity Employee is working on, involved in or managing the research, development, manufacture, sales or provision of any compounds, products or therapies in the Restricted Field. Notwithstanding the foregoing, if a Competitive Business is diversified and operates both within and outside the Restricted Field, nothing herein is intended to prohibit Employee from being employed by, working for, rendering services to or for the benefit of, or assisting such Competitive Business outside the Restricted Field. The Company and Employee acknowledge and agree that the worldwide geographic scope of the foregoing non-competition covenant is reasonable and necessary given, among other things, that: (i) the Restricted Field is extremely narrow in scope; and (ii) absent the non-competition restriction, the Employee could utilize the Company's Confidential Information and compete with the Company from virtually anywhere in the world. Due to the common treatment practices employed in all major countries, the competitive knowledge could be utilized worldwide.

(b)      Non-Interference With Contractors and Vendors. During the Restricted Time Period, Employee will not urge, induce or seek to induce any of the Company’s independent contractors, consultants, vendors, suppliers or any other person or entity with whom the Company has a business relationship to terminate their relationship with the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with the Company.

(c)      Employee Restrictions. During the Restricted Time Period, Employee will not solicit for employment, recruit, hire, employ, attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee, consultant or independent contractor of the Company, or otherwise urge, induce or seek to induce any such person to terminate his/her employment or other relationship with the Company.

(d)      Non-Disparagement. During the Restricted Time Period, Employee will not make or publish any statement or comment that disparages or injures the reputation or goodwill of the Company or any of its officers, directors or employees; provided, however, that nothing in this section is intended to prohibit Employee from (a) making any disclosures as may be required or compelled by law or legal process or (b) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by Employee against the Company or the investigation of any complaint against the Company.

(e)      Direct or Indirect Activities. Employee acknowledges and agrees that the covenants contained in this Section 6 prohibit Employee from engaging in certain activities directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, and regardless of the capacity in which Employee is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.

(f)      Survival of Restrictive Covenants. Employee acknowledges and agrees that his/her obligations under this Section 6 shall survive the expiration or termination of this Agreement and the cessation of his/her service with the Company for whatever reason. Employee further acknowledges and agrees that his/her restrictive covenant obligations under this Section 6 shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee’s restrictive covenant obligations under this Section 6 or to preclude the Company from enforcing this Section 6.

(g)      Extension. In the event Employee violates any of the restrictive covenants contained in this Section 6, the duration of all restrictive covenants shall automatically be extended by the length of time during which Employee was in violation of any such restriction.

(h)      Severability; Reformation of Restrictions. Although Employee and the Company consider the restrictions contained in this Section 6 to be reasonable, particularly given the competitive nature of the Company’s business and Employee’s position with the Company, Employee and the Company acknowledge and agree that: (i) if any covenant, subsection, portion or clause of this Section 6 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement; and (ii) if any particular covenant, subsection, provision or clause of this Section 6 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant, subsection, provision or clause shall automatically be deemed reformed such that the contested covenant, subsection, provision or clause shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. Any court interpreting any restrictive covenant provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

7.      Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a)      Cause. “Cause” means the occurrence of one or more of the following events: (i) Employee’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company; (ii) Employee’s misappropriation of any of the Company’s property; (iii) Employee’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (iv) Employee’s failure or refusal to follow the lawful instructions of Employee’s superior or the Board (other than any such failure or refusal resulting from Employee’s incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after the Company provides Employee with written notice stating the instructions which Employee has failed or refused to follow; (v) Employee’s breach of his obligations under this Agreement or any other agreement with the Company and such breach, if curable, remains uncured for a period of ten (10) days after the Company provides Employee with written notice of such breach; (vi) Employee’s knowing violation of any of the Company’s written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten (10) days after the Company provides Employee with written notice of such violation; (vii) Employee’s engaging in any willful misconduct which is injurious to the financial condition, reputation or goodwill of the Company; or (viii) Employee’s misuse of alcohol or drugs which materially interferes with Employee’s performance of his duties for the Company or which is injurious to the reputation or goodwill of the Company.

(b)      Change in Control. “Change in Control” means the occurrence of any of the following:

(i)     A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)      A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)      A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (1) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)      COBRA Premium Rate. "COBRA Premium Rate" means the monthly amount charged, as of Employee's employment termination date, for COBRA continuation coverage under the Company's group medical and dental plans for the coverage options and coverage levels applicable to Employee and Employee's covered dependents immediately prior to the employment termination date.

(d)       Competitive Business. “Competitive Business” means a business other than the Company that researches, develops, makes or sells compounds, products or therapies in the Restricted Field.

(e)      Disability. “Disability” means any of the following: (i) Employee is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan covering Employee; (ii) Employee has been unable, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of Employee's job for more than one hundred twenty (120) days during any period of three hundred sixty-five (365) days; or (iii) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease or bodily or mental infirmity, Employee is unable to perform, with or without reasonable accommodation, the essential functions of Employee’s job and, as of the date of determination, such condition is reasonably expected to last for a period of one hundred twenty (120) consecutive days or longer after the date of determination, based on the medical information reasonably available to such physician at the time of such determination. In connection with any such determination by a physician, Employee hereby: (A) consents to any examinations by any physician selected by the Company; (B) agrees to furnish such medical information as may be requested by the Company or the selected physician; and (C) waives any applicable physician-patient privilege that may arise because of any such examination.

(f)      Good Reason. “Good Reason” means Employee’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent: (i) a material reduction of Employee’s duties, position, or responsibilities, relative to Employee’s duties, position, or responsibilities in effect immediately prior to such reduction, unless Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction by the Company in Employee’s annualized base pay as in effect immediately prior to such reduction; (iii) the relocation of Employee’s principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles; or (iv) the failure of the Company to obtain the assumption of this Agreement by a successor. In order for an event to qualify as Good Reason, Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(g)      Prohibited Capacity. "Prohibited Capacity" means (i) the same or similar capacity or function to that in which Employee worked for the Company at any time during the three (3) years immediately preceding the termination of Employee’s employment with the Company; (ii) any executive or officer capacity or function; (iii) any managerial capacity or function; (iv) any research and development capacity or function; (v) any business consulting capacity or function; (vi) any ownership capacity, except Employee may own as a passive investment up to five percent (5%) of any class of securities listed or admitted to trading on a national securities exchange or otherwise regularly traded in a public market; and/or (vii) any capacity or function in which Employee likely would inevitably use or disclose the Company’s trade secrets.

(h)      Restricted Field. "Restricted Field" means: (i) the drug discovery area involving cell-surface receptor targeted small-molecule drug conjugates for diagnosis and therapy including folate and prostate membrane specific antigen cell receptors; and (ii) any specific drug discovery compounds, technologies or therapies being actively researched and developed or provided by the Company as of the date of the termination of Employee's employment with the Company.

(i)       Restricted Time Period. "Restricted Time Period" means the period during Employee’s employment with the Company and for two (2) years after the termination of Employee’s employment for any reason.

(j)       Section 409A Limit. “Section 409A Limit” means the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

8.      Successors and Assigns.

(a)      Assignment by the Company. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset assignment, merger, consolidation or other reorganization. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)      Non-Assignment by Employee. This Agreement and Employee's obligations hereunder are personal to Employee and Employee shall have no right to assign this Agreement or any of Employee's obligations hereunder. The rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s estate, personal representative or guardian or other legal successor upon Employee's death or legal incapacity.

9.      Notice.

(a)      General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b)      Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

10.      Miscellaneous Provisions.

(a)      No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(b)      Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)      Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)      Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof [, including without limitation the Prior Agreement]. Except for reformation by a court as provided in Section 6, no waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)      Choice of Law. To the extent not preempted by federal law, this Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Indiana. Any legal action arising out of or relating to this Agreement, Employee’s employment with the Company or the termination of Employee’s employment shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Tippecanoe County, Indiana; further, the Company and Employee hereby consent and submit to the personal jurisdiction and venue of such courts located in Tippecanoe County, Indiana, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Tippecanoe County, Indiana; provided, however, the foregoing shall not affect any applicable right a party may have to remove a legal action to federal court.

(f)      Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)      Contractual Rights to Benefits. Any benefits payable under this Agreement will be paid solely from the general assets of the Company. Neither Employee nor Employee's estate or other legal successor will have interest in any specific assets of the Company under the terms of this Agreement. This Agreement will not be considered to create an escrow account, trust fund or other funding arrangement of any kind between Employee and the Company. Nothing herein contained requires or will be deemed to require, or prohibits or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

(h)      Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or other electronic means are acceptable the same as originals for execution of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY

ENDOCYTE, INC.

By:
Name:
Title:

EMPLOYEE

Name: